UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

* * *

GOPHER PROTOCOL, INC., Plaintiff(s), v. DISCOVER GROWTH FUND, LLC, Defendant(s).	Case No. 2:19-CV-1039 JCM (BNW) ORDER

Presently before the court is the matter of *Gopher Protocol, Inc. v. Discover Growth Fund, LLC*, case number 2:19-cv-01039-JCM-BNW. On February 18, 2020, plaintiff Gopher Protocol, Inc. ("Gopher") filed (1) a motion to confirm arbitration award (ECF No. 74), and (2) a motion to consolidate (ECF No. 75). Defendant Discover Growth Fund, LLC ("Discover") has not yet had an opportunity to respond, but no response is necessary to resolve the instant motions.

On January 31, 2020, a final award was rendered in the parties' arbitration, resolving all of Gopher's claims against Discover. (ECF No. 65-1, Ex. 3). On that same day, Discover filed an application to confirm arbitration award in the U.S. District Court of the Virgin Islands. (ECF No. 74-1). Gopher now seeks to have the final award confirmed in this court (ECF No. 74) and to consolidate the Virgin Islands action with this action (ECF No. 75).

9 U.S.C. § 9 provides that an arbitration award may be confirmed in "the United States court in and for the district within which such award was made." The final award was rendered in the Virgin Islands, so venue properly lies in the District Court of the Virgin Islands. (*See* ECF No. 65-1, Ex. 3). The issue then is only whether the Virgin Islands action should be consolidated into this action.

Gopher contends that Discover's application in the Virgin Islands and Gopher's motion to confirm arbitration award in this court "share common questions of law and fact; and are practically identical since they both seek to confirm the exact same arbitration Award." (ECF Nos. 74, 75). Gopher further contends that "allowing Discover's Application to continue separately will only lead to unnecessary cost, delay, confusion, and a substantial duplication of labor by the District Courts." (ECF Nos. 74, 75).

Pursuant to Local Rule 42-1, "if actions before the court involve a common question of law or fact, the court may: (1) join for hearing or trial any or all matters at issue in the actions; (2) consolidate the actions; or (3) issue any other orders to avoid unnecessary cost or delay." LR 42-1(b). By later filing its motion to confirm arbitration award, it is Gopher's motion that will lead to unnecessary cost and delay if both proceedings are permitted to continue. The court therefore finds that confirmation of the arbitration award should be litigated in the District Court of the Virgin Islands. As such, the court will deny Gopher's motion to confirm arbitration award (ECF No. 74) and Gopher's motion to consolidate (ECF No. 75).

Accordingly,

IT IS SO ORDERED.

The clerk is instructed to close the case.

DATED February 27, 2020.

James C. Mahan

UNITED STATES DISTRICT JUDGE

James C. Mahan
U.S. District Judge